Exhibit 99.1

Premier People,

Products and Services

NEWS RELEASE

Premcor Inc. 1700 East Putnam Suite 400 Old Greenwich, CT 06870 203-698-7500 203-698-7925 fax

PREMCOR ANNOUNCES COMPLETION OF CONTRACT AND DUE DILIGENCE FOR

DELAWARE CITY REFINING COMPLEX

OLD GREENWICH, Connecticut, March 30, 2004—Premcor Inc. (NYSE: PCO) today announced that in connection with its previously announced transaction to acquire Motiva Enterprises LLC’s Delaware City, Delaware refining complex, its wholly owned subsidiary, The Premcor Refining Group Inc., has executed the definitive agreement with Motiva for the purchase of the facility. In addition, the waiting period pursuant to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, expired on March 8, 2004 without comment. The acquisition is expected to close before the end of the second quarter of 2004 at a purchase price of $800 million plus net working capital currently estimated at $100 million. Premcor plans to finance the asset purchase with approximately equal parts equity and debt, with the net working capital funded from available cash.

Commenting on the acquisition, Thomas D. O’Malley, Premcor’s Chairman and Chief Executive Officer, said, “We are looking forward to completing the acquisition of the Delaware City refinery. The 180,000 bpd refining complex, which increases Premcor’s total refining capacity by 30 percent, represents continued enhancement of our existing asset base through additional geographical diversification, enhanced heavy crude oil conversion capability, increased earnings, and positive cash flow. We have completed our due diligence in connection with this acquisition. Based on Premcor’s 2004 budgeted price set, on a pro-forma basis, we expect that the acquisition will be approximately 27 percent accretive to earnings and increase cash flows from operations by approximately 30 percent. We expect full integration to be completed, including additional refinements to the petroleum coke gasification and cogeneration facilities, by the beginning of the third quarter of 2004.”

Premcor has updated the pro-forma earnings and cash flow forecasts originally presented to investors at a January 15, 2004 analyst meeting and included in Premcor’s current report on Form 8-K that was filed with the SEC on January 16, 2004. The updated information will be filed with the SEC tomorrow, March 31, 2004 in the company’s current report on Form 8-K. Our SEC filings can be accessed on the Investor Relations section of the Premcor Inc. website at www.premcor.com.

Commenting on the first quarter O’Malley said, “We have seen a strong refining market in the first quarter of 2004. We expect to meet or exceed current First Call consensus estimates for the first quarter. These results will include the effect of scheduled and unscheduled downtime at our Port Arthur, Texas refinery, a full refinery turnaround at our Lima, Ohio facility and natural gas prices averaging $5.39 per mmbtu.” Reaffirming guidance on first quarter operations provided in the company’s 2003 Form 10-K, O’Malley said, “The Port Arthur refinery is expected to average a crude oil throughput rate of approximately 205,000 bpd in the first quarter of 2004. The Lima refinery has been shutdown for the majority of the month of March for major turnaround activity and will average approximately 105,000 bpd during the first quarter. Our Memphis refinery will average approximately 140,000 bpd for the quarter. No additional major maintenance is scheduled until the fourth quarter of 2004, when the Port Arthur refinery will have a major turnaround.”

Premcor Inc. is one of the largest independent petroleum refiners and marketers of unbranded transportation fuels and heating oil in the United States.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including the company’s current expectations with respect to future market conditions, future operating results, the future performance of its refinery operations, and other plans. Words such as “expects,” “intends,” “plans,” “projects,” “believes,” “estimates,” “may,” “will,” “should,” “shall,” and similar expressions typically identify such forward-looking statements. Even though Premcor believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include, but are not limited to, operational difficulties, varying market conditions, potential changes in gasoline, crude oil, distillate, and other commodity prices, government regulations, and other factors contained from time to time in the reports filed with the Securities and Exchange Commission by the company and its subsidiary, The Premcor Refining Group Inc., including quarterly reports on Form 10-Q, current reports on Form 8-K, and annual reports on Form 10-K.

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Contacts:

Premcor Inc.

Karyn Ovelmen, (203) 698-5669 (Media/Investors)

Michelle Kilic, (203) 698-5921 (Investors)